Exhibit 99.1

UNITED STATES
ENVIRONMENTAL PROTECTION AGENCY
REGION 10

IN THE MATTER OF:	)	SETTLEMENT AGREEMENT
)
Anderson Calhoun Mine and Mill Site	)
Leadpoint, Stevens County,	)	EPA Docket No.
Washington	)	CERCLA 10-2009-0195
)
	)	Proceeding under Sections 104, 106, 107 and 122
	)	of the Comprehensive Environmental Response,
	)	Compensation and Liability Act of 1980, as
	)	amended, 42 U.S.C. §§ 9604, 9606, 9607 and 9622.
Goldfield Corporation and	)
Combustion Engineering, Inc.	)
)
Settling Parties	)
)

TABLE OF CONTENTS

I.	JURISDICTION	3
II.	BACKGROUND	3
III.	PARTIES BOUND	5
IV.	STATEMENT OF PURPOSE	5
V.	DEFINITIONS	6
VI.	PAYMENT OF COSTS	7
VII.	FAILURE TO COMPLY WITH REQUIREMENTS OF SETTLEMENT	8
VIII.	COVENANT NOT TO SUE BY EPA	10
IX.	RESERVATIONS OF RIGHTS BY EPA	10
X.	COVENANT NOT TO SUE BY SETTLING PARTIES	11
XI.	EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION	12
XII.	CERTIFICATION OF SETTLING PARTIES	13
XIII.	INTEGRATION/APPENDICES	13
XIV.	PUBLIC COMMENT	13
XV.	EFFECTIVE DATE	14

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I.  JURISDICTION

1.           This Administrative Settlement Agreement ("Settlement Agreement") is entered into pursuant to the authority vested in the Administrator of the United States Environmental Protection Agency (“EPA”) by Section 122(h) of the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9622(h), which authority has been delegated to the Regional Administrators of the Environmental Protection Agency (“EPA”) by EPA Delegation No. 14-14-D, and redelegated to the Region 10 Director of the Office of Environmental Cleanup by regional delegation R10-14-14-D.  This Settlement Agreement is also entered into pursuant to the authority of the Attorney General of the United States to compromise and settle claims of the United States.

2.           This Settlement Agreement is made and entered into by EPA, and The Goldfield Corporation and Combustion Engineering, Inc.  The Goldfield Corporation and Combustion Engineering, Inc. (“Settling Parties”) consent to and will not contest the authority of EPA to enter into this Settlement Agreement or to implement or enforce its terms.

II.  BACKGROUND

3.           This Settlement Agreement concerns the Anderson-Calhoun Mine and Mill Site (“Site”) located in Leadpoint, Stevens County, Washington.  The Site is a facility as defined by Section 101(9) of CERCLA, 42 U.S.C. § 9601(9).

4.   There has been an actual or threatened "release" of a "hazardous substance" from the Site as those terms are defined in Section 101(22) and (14) of CERCLA, 42 U.S.C. §§ 9601(22) and (14).

5.   The Site is the location of mining and milling activities conducted between 1910 and the early 1980s.  In 1948, The Goldfield Corporation (“Goldfield”) purchased the Site from Andy Anderson.  In the 1950s, Goldfield extracted approximately 111,670 tons of lead-zinc ore from open pit mining operations at the Site.  Goldfield sold the Site to America Zinc, Lead and Smelting Company (“America Zinc”) in 1965.  In that year, American Zinc constructed a 1,200 ton per day flotation mill to process ore mined from the Site.  The flotation mill operated until 1968, producing an estimated 900,000 cubic yards of lead-zinc tailings that were deposited in a tailings impoundment at the Site.  In 1971, Washington Resources, Inc. (“WRI”) purchased the Site from American Zinc but never conducted mining or milling operations.  In 1981, WRI sold the surface estate to Combustion Engineering, Inc. (“Combustion”) in 1981.  Combustion operated the flotation mill to process barite ore transported to the Site from a nearby mine and produced approximately 11,400 cubic yards of barite tailings that were deposited in the tailings impoundment. The Site was abandoned after the barite processing ended. Stevens County involuntarily acquired the Site in the mid-1990s due to tax delinquency.  Daniel and Dale Dawson purchased the surface estate of the Site at a 2002 tax sale.

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6.   The Blue Tee Corporation (“Blue Tee”) acquired America Zinc by corporate merger in 1978.

7.   EPA became aware of the Site in 2001 as part of the Preliminary Assessment and Site Inspection (“PA/SI”) for Upper Columbia River Mines and Mills in Stevens County.  The PA/SI inventory of the Site identified two small zinc mine pits, the remains of the flotation mill, a tailings impoundment, numerous 55-gallon drums, oil-filled transformers and other electrical equipment, a fuel storage tank, and other structures and equipment associated with mining and milling activities. The PA/SI also documented evidence of elevated concentrations of metals in the tailings pile and in soils near the former mill.

8.   In 2002, EPA conducted a removal evaluation and determined that the release or threat of release of hazardous substances at the Site presented an imminent and substantial endangerment to public health and the environment.

9.   To mitigate imminent human health and ecological threats from the release or threatened release of hazardous substances, EPA implemented a time-critical response action at the Site under Section 104 of CERCLA, 42 U.S.C. § 9604, between October 27 and November 3, 2002.  The time-critical removal action involved the removal and disposal of containers and drums containing hazardous and non-hazardous substances, and the removal and disposal of oil contaminated with PCBs, transformers and other electrical equipment.

10.   EPA completed a Removal Action Report in March 2003 that identified potentially responsible parties for the Site and concluded that further assessment was necessary to determine if the Site warranted additional response action.

11.   EPA alleges that Settling Parties and Blue Tee are potentially responsible parties pursuant to Section 107(a) of CERCLA, 42 U.S.C. § 9607(a), and are jointly and severally liable for response costs incurred and to be incurred at the Site.

12.   In August 2004, EPA entered into an agreement with Settling Parties and Blue Tee, to produce an Engineering Evaluation and Cost Analysis (“EE/CA”) and to reimburse EPA’s EE/CA oversight costs.

13.   The final EE/CA report, completed in 2007, concluded that the lead-zinc and barite tailings at the Site presented unacceptable human health and ecological risks.  The constituents of concern identified at the Site include barium, cadmium, copper, lead, selenium and zinc.  Each of these constituents is a listed hazardous substance pursuant to Section 101(14) of CERCLA, 42 U.S.C. § 9601(14) and 40 C.F.R. § 302.4.

14.   In an Action Memorandum dated October 11, 2007, EPA requested a non-time critical removal action to address the threats to human health and the environment identified in the EE/CA. The proposed non-time critical removal action calls for the contaminated soils and

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tailings to be excavated, consolidated in the existing tailings impoundment, and capped with a protective layer.

15.   Settling Parties represent that they are minimal contributors of hazardous substances at the Site.  The non-time critical removal action will excavate and cap more than 900,000 cubic yards of lead-zinc tailings, 11,400 cubic yards of barite tailings and a small amount of contaminated soil.

16.   In responding to the actual or threatened release of hazardous substances at the Site, EPA incurred $214,835 in unreimbursed Past Response Costs and will continue to incur Response Costs at or in connection with the Site.  EPA estimates that aggregate Response Costs incurred and to be incurred at or in connection with the Site by EPA and by other persons is $2,400,000.

III.  PARTIES BOUND

17.   This Settlement Agreement shall apply to, be binding upon, and inure to the benefit of EPA and upon Settling Parties their successors and assigns.  Any change in ownership or corporate or other legal status of Settling Parties, including but not limited to, any transfer of assets or real or personal property, shall in no way alter Settling Parties’ responsibilities under this Settlement Agreement.  Each signatory to this Settlement Agreement certifies that he or she is authorized to enter into the terms and conditions of this Settlement Agreement and to execute and bind legally the party represented by him or her.

IV.  STATEMENT OF PURPOSE

18.   By entering into this Settlement Agreement, the mutual objectives of the Parties are:

a.  to reach a final settlement among the Parties that allows Settling Parties to make a cash payment that includes a premium to resolve Settling Parties’ alleged civil liability under Sections 106 and 107 of CERCLA, 42 U.S.C. §§ 9606 and 9607, for Response Costs incurred and to be incurred at or in connection with the Site, thereby reducing litigation related to the Site;

b.  to simplify any remaining administrative and judicial enforcement activities concerning the Site by eliminating potentially responsible parties from further involvement at the Site through prompt settlement;

c.  to provide for full and complete contribution protection for Settling Parties with regard to the Site pursuant to Sections 113(f)(2) and 122(h)(4) of CERCLA, 42 U.S.C. §§ 9613(f)(2) and 9622(h)(4), and to the extent otherwise provided by law.

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19.   EPA and Settling Parties recognize that this Settlement Agreement has been negotiated in good faith and that this Settlement Agreement is entered into without the admission or adjudication of any issue of fact or law.  The actions undertaken by Settling Parties in accordance with this Settlement Agreement do not constitute an admission of any liability by Settling Parties.  Settling Parties do not admit, and retain the right to controvert in any subsequent proceedings other than proceedings to implement or enforce this Settlement Agreement, the validity of the findings of fact and other determinations set forth in Section II of this Settlement Agreement. Settling Parties agree they will not contest the basis or the validity of this Settlement Agreement or its terms.

20.    The Settlement Agreement set forth herein is in the public interest and based on a determination, supported by information currently available to EPA, that Settling Parities are minimal contributors of hazardous substances at the Site because the toxicity or other hazardous effects of substances and the amount contributed are minimal in comparison to other hazardous substances at the Site.

V.  DEFINITIONS

21.   Unless otherwise expressly provided herein, terms used in this Settlement Agreement that are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in the statute or regulations.  Whenever the terms listed below are used in this Settlement Agreement, the following definitions shall apply:

a.  “Action Memorandum” shall mean the EPA Action Memorandum relating to the Site signed on October 11, 2007, by the Regional Administrator, EPA Region 10, or her delegate, and all attachments thereto.  The “Action Memorandum” is attached as Appendix A.
b.  "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq.

c.  "Day" shall mean a calendar day.  In computing any period of time under this Settlement Agreement, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next working day.

d.  "EPA" shall mean the United States Environmental Protection Agency and any successor departments, agencies or instrumentalities.

e.  "EPA Hazardous Substance Superfund" shall mean the Hazardous Substance Superfund established by the Internal Revenue Code, 26 U.S.C. § 9507.

f.  "Interest" shall mean interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26 U.S.C. § 9507, compounded annually on October 1 of each year, in accordance with 42 U.S.C. § 9607(a).  The applicable rate

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of interest shall be the rate in effect at the time the interest accrues.  The rate of interest is subject to change on October 1 of each year.1

g.  "Paragraph" shall mean a portion of this Settlement Agreement identified by an Arabic numeral.

h.   "Parties" shall mean EPA and the Settling Parties.

i.   "Past Response Costs" shall mean all costs including, but not limited to, direct and indirect costs, that EPA paid at or in connection with the Site through October 11, 2007, plus Interest on all such costs through such date.

j.  "Response Costs" shall mean all costs of "response" as that term is defined by Section 101(25) of CERCLA, 42 U.S.C. § 9601(25).

k.   "Section"  shall mean a portion of this Settlement Agreement identified by a Roman numeral.

l.  "Settlement Agreement" shall mean this Settlement Agreement and all appendices attached hereto.  In the event of conflict between this Settlement Agreement and any appendix, the Settlement Agreement shall control.

m. "Settling Parties" shall mean Goldfield Corporation and Combustion Engineering, Incorporated and their successors and assigns.

n.  "Site" shall mean the ninety-two acre Anderson-Calhoun Mine and Mill Superfund Site in Stevens County, Washington, approximately thirty miles northeast of Colville, Washington accessed by State Route 22 and State Route 22A, and situated on a valley bottom along an east-facing hillside west of the Selkirk Mountains in and adjacent to the Deep Creek Valley at elevations ranging from approximately 2,140 to 2,500 feet above mean sea level.  The Site is further identified as including Stevens County tax parcel numbers 5658801, 5658300 and 5658301, and generally designated by the following Public Land Survey System description: center of Section 2, Township 39 north, Range 41 EWM, and depicted generally on the map attached as Appendix B.

o.  "United States" shall mean the United States of America, including its departments, agencies and instrumentalities.

     1  The Superfund currently is invested in 52 week MK notes.  The interest rate for these MK notes changes on October 1 of each year.  Current and historical rates are available online at http://www.epa.gov/budget/ finstatement/superfund/int_rate.htm.

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VI.  PAYMENT OF COSTS

22.   Within 30 days after the effective date of this Settlement Agreement, Settling Parties shall pay $357,000 to EPA.  Payment shall be made by Electronic Funds Transfer (“EFT”) in accordance with current EFT procedures to be provided to Settling Parties by EPA Region 10, and shall be accompanied by a statement identifying the name and address of the Settling Parties, the Site name, EPA Region 10 and Site/Spill ID number #109H, and the EPA docket number of this Settlement Agreement.

23.   At the time of payment, Settling Parties shall also send notice that payment has been made by email to acctsreceivable.cinwd@epa.gov, and by postal mail to:

Alex Fidis
EPA Region 10, Office of Regional Counsel
1200 6th Avenue, Suite 900
Mail Stop ORC-158
Seattle, WA 98101

Earl Liverman, On-Scene Coordinator
Coeur d’Alene Field Office
1910 Northwest Boulevard, Suite 208
Coeur d’Alene, ID 83814

Servicing Finance Office
EPA Cincinnati Finance Office
26 Martin Luther King Drive
MS-NWD
Cincinnati, Ohio 45268

24.   The total amount to be paid by Settling Parties pursuant to Paragraph 22 shall be deposited in the Anderson-Calhoun Mine/Mill Special Account within the EPA Hazardous Substance Superfund to be retained and used to conduct or finance response actions at or in connection with the Site, or to be transferred by EPA to the EPA Hazardous Substance Superfund.

VII.  FAILURE TO COMPLY WITH REQUIREMENTS OF SETTLEMENT

25.   If Settling Parties fail to make the full payment required by Paragraph 22 by the required due date, interest shall continue to accrue on the unpaid balance through the date of payment.

26.   Stipulated Penalty

a.   If any amounts due under Paragraph 22 are not paid by the required date,

Settling Parties shall be in violation of this Settlement Agreement and shall pay to EPA, as a stipulated penalty, in addition to the Interest required by Paragraph 25, $1,000 per violation per day that such payment is late:

b.   Stipulated penalties are due and payable within 30 days of the date of demand for payment of the penalties by EPA.  All payments to EPA under this Paragraph shall be identified as “stipulated penalties” and shall be made by certified or cashier’s check made payable to “EPA Hazardous Substance Superfund.”  The check, or a letter accompanying the check, shall reference the name and address of Settling Parties, the Site name, EPA Region 10 and Site/Spill ID number #109H, and the EPA docket number of this Settlement Agreement, and shall be sent to:

U.S. Environmental Protection Agency
Superfund Payments, Cincinnati Finance Center
Post Office Box 979076
St. Louis, Missouri  63197-9000

c.   At the time of payment of stipulated penalties, Settling Parties shall send notice that such payment has been made to EPA in accordance with Paragraph 23.  Such notice shall identify Region 10 and Site/Spill ID number #109H and the EPA docket number for this action.

d.  Penalties shall accrue as provided above regardless of whether EPA has notified Settling Parties of the violation or made a demand for payment, but need only be paid upon demand.  All penalties shall begin to accrue on the day after payment is due and shall continue to accrue through the date of payment.  Nothing herein shall prevent the simultaneous accrual of separate penalties for separate violations of this Settlement Agreement.

27.   In addition to the Interest and Stipulated Penalties required by this Section and any other remedies or sanctions available to EPA by virtue of Settling Parties failure to comply with the requirements of this Settlement Agreement, if Settling Parties fail or refuse to comply with any term or condition of this Settlement Agreement, they shall be subject to enforcement action pursuant to Sections 122(h)(3) or 122(l) of CERCLA, 42 U.S.C. §§ 9622(h)(3) and (l), for failure to comply.  If EPA brings an action to enforce this Settlement Agreement, Settling Parties shall reimburse EPA for all costs of such action, including but not limited to costs of attorney time.

28.   The obligations of Settling Parties to pay amounts owed to EPA under this agreement are joint and several.  In the event of the failure of any Settling Party to make the payments required under this Settlement Agreement, the remaining Settling Parties shall be responsible for such payments.

29.   Notwithstanding any other provision of this Section, EPA may, in its unreviewable discretion, waive payment of any portion of the stipulated penalties that have accrued pursuant to this Settlement Agreement.  Settling Parties’ payment of stipulated penalties

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shall not excuse Settling Parties from payment as required by Paragraph 22 or from performance of any other requirement of this Settlement Agreement.

VIII.  COVENANT NOT TO SUE BY EPA

30.   In consideration of the valuable consideration that will be provided by Settling Parties under the terms of this Settlement Agreement, and except as specifically provided in Section IX, EPA covenants not to sue or take administrative action against Settling Parties pursuant to Sections 106 or 107(a) of CERCLA, 42 U.S.C. §§ 9606 or 9607(a), with regard to the Site.  With respect to present and future liability, this covenant not to sue shall take effect upon receipt of Settling Parties’ payment as required by Paragraph 22 and any amount due under Section VII.  This covenant not to sue is conditioned upon the satisfactory performance by Settling Parties of all obligations under this Settlement Agreement, including the veracity of the information provided to EPA by Settling Parties relating to their involvement with the Site.  This covenant not to sue extends only to Settling Parties and does not extend to any other person.

IX.  RESERVATIONS OF RIGHTS BY EPA

31.   EPA reserves, and this Settlement Agreement is without prejudice to, all rights against Settling Parties with respect to all matters not expressly included within the Covenant Not to Sue by EPA in Section VIII.  Notwithstanding any other provision of the Settlement Agreement, EPA reserves all rights against Settling Parties with respect to:

a.  liability based on a failure by Settling Parties to meet a requirement of this Settlement Agreement;

b.  criminal liability;

c.  liability for damages for injury to, destruction of, or loss of natural resources, and for the costs of any natural resource damage assessments;

d.  liability arising from any future arrangement for disposal or treatment of a hazardous substance, pollutant or contaminant at the Site occurring after the effective date of this Settlement Agreement; or

e.  liability based upon the ownership or operation of the Site, or upon the transportation, treatment, storage, or disposal, or the arrangement for the transportation, treatment, storage, or disposal of a hazardous substance or a solid waste at or in connection with the Site, occurring after the signature of this Settlement Agreement by Settling Parties.

32.   Notwithstanding any other provision in this Settlement Agreement, EPA reserves,

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and this Settlement Agreement is without prejudice to, the right to institute judicial or administrative proceedings against any individual Settling Party to compel the performance of response actions at the Site and/or to reimburse EPA for additional costs of response as to such settling party, if information is discovered that materially contradicts the following representations regarding each such Settling Party’s involvement with and actions at the Site:

a.  Settling Party Goldfield asserts that it conducted surface mining operations that did not involve processing ores at the Site and therefore neither produced nor disposed of tailings at the Site. Goldfield asserts that its historic surface mining operations at the Site produced only ore and waste; or

b. Settling Party Combustion asserts that it milled and/or processed barite ore at the Site and produced an estimated of 11,400 cubic yards of barite tailings which contain low concentrations of lead and zinc and account for less than 4% of the total tailings at the Site.

33.    Nothing in this Settlement Agreement is intended to be nor shall be construed as a release, covenant not to sue, or compromise of any claim or cause of action, administrative or judicial, civil or criminal, past or future, in law or in equity, which EPA may have against any person, firm, corporation or other entity not a signatory to this Settlement Agreement.

X.  COVENANT NOT TO SUE BY SETTLING PARTIES

34.    Settling Parties covenant not to sue and agree not to assert any claims or causes of action against EPA or its contractors or employees with respect to the Site or this Settlement Agreement including, but not limited to:

a.  any direct or indirect claim for reimbursement from the EPA Hazardous Substance Superfund based on Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. §§ 9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

b.  any claim arising out of response actions at or in connection with the Site including any claim under the United States Constitution, the Constitution of the State of Washington, the Tucker Act, 28 U.S.C. § 1491, the Equal Access to Justice Act, 28 U.S.C. § 2412, or at common law; and

c.  any claim against the United States pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C. §§ 9607 and 9613, relating to the Site.

Except as provided in Paragraph 36 and Paragraph 39, these covenants not to sue shall not apply in the event EPA brings a cause of action or issues an order pursuant to the reservations set forth in Paragraph 31(c)-(e) or Paragraph 32, but only to the extent that Settling Parties’ claims arise from the same response action or Response Costs that EPA is seeking pursuant to the applicable reservation.

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35.   Nothing in this Settlement Agreement shall be deemed to constitute preauthorization or approval of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611, or 40 C.F.R. § 300.700(d).

36.   Settling Parties agree not to assert any claims or causes of action, including claims for contribution under CERCLA, that they may have for any matters relating to the Site, against each other or any other person who is a potentially responsible party under CERCLA at the Site.  This waiver shall not apply with respect to any defense, claim, or cause of action that Settling Parties may have against any other person if such person asserts a claim or cause of action relating to the Site against such Settling Party.

XI.  EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION

37.   Except as provided in Paragraph 36, nothing in this Settlement Agreement shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this Settlement Agreement.  Except as provided in Paragraph 36, EPA and Settling Parties each expressly reserve any and all rights including, but not limited to, any right to contribution, defenses, claims, demands, and causes of action that each Party may have with respect to any matter, transaction, or occurrence relating in any way to the Site against any person not a Party hereto.  Nothing in this Settlement Agreement diminishes the right of EPA, pursuant to Section 113(f)(2) and (3) of CERCLA, 42 U.S.C. § 9613(f)(2)-(3), to pursue any such persons to obtain additional response costs or response action and to enter into settlements that give rise to contribution protection pursuant to Section 113(f)(2).

38.   The Parties agree that this Settlement Agreement constitutes an administrative settlement for purposes of Section 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2), and that Settling Parties are entitled, as of the Effective Date, to protection from contribution actions or claims as provided by Sections 113(f)(2) and 122(h)(4) of CERCLA, 42 U.S.C. §§ 9613(f)(2) and 9622(h)(4), and to the extent otherwise provided by law, for "matters addressed" in this Settlement Agreement.  The "matters addressed" in this Settlement Agreement are all response actions taken or to be taken and all Response Costs incurred or to be incurred, at or in connection with the Site, by EPA or by any other person.  In the event that Settling Parties’ waiver of claims becomes inapplicable in accordance with Paragraph 36, the Parties further agree that this Settlement Agreement constitutes an administrative settlement pursuant to which Settling Parties have resolved their liability to EPA, as of the Effective Date, for purposes of Section 113(f)(3)(B) of CERCLA, 42 U.S.C. § 9613(f)(3)(B), for “matters addressed” as defined above.

39.   In any subsequent administrative or judicial proceeding initiated by EPA for injunctive relief, recovery of Response Costs, or other relief relating to the Site, Settling Parties shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised in the subsequent proceeding were or should have been

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brought in the instant action; provided, however, that nothing in this Paragraph affects the enforceability of the covenant not to sue in Section VIII.

XII.  CERTIFICATION OF SETTLING PARTIES

40.   By signing this Settlement Agreement, Settling Parties certify, individually, that, to the best of their knowledge and belief, they:

a.  have conducted a thorough, comprehensive, good faith search for documents, and have fully and accurately disclosed to EPA, all information currently in their possession, or in the possession of their officers, directors, employees, contractors or agents, that relates in any way to the ownership, operation, or control of the Site, or to the ownership, possession, generation, treatment, transportation, storage or disposal of a hazardous substance, pollutant, or contaminant at or in connection with the Site;

b.  have not altered, mutilated, discarded, destroyed or otherwise disposed of any records, documents, or other information relating to their potential liability regarding the Site after notification of potential liability regarding the Site; and

c.  have complied with and will comply fully with any and all EPA requests for information regarding the Site pursuant to Sections 104(e) and 122(e)(3)(B) of CERCLA, 42 U.S.C. §§ 9604(e) and 9622(e)(3)(B).

XIII.  INTEGRATION/APPENDICES

41.   This Settlement Agreement and its appendices constitute the final, complete and exclusive agreement and understanding between the Parties with respect to the settlement embodied in this Settlement Agreement. The Parties acknowledge that there are no representations, agreements or understandings relating to the subject matter of this Settlement Agreement other than those expressly contained in this Settlement Agreement.  The following appendix is attached to and incorporated into this Settlement Agreement:

Appendix A is the October 11, 2007 Action Memo
Appendix B is a map of the Site

XIV.  PUBLIC COMMENT

42.   This Settlement Agreement shall be subject to a thirty-day public comment period, after which EPA may modify or withdraw its consent to this Settlement Agreement if comments received disclose facts or considerations which indicate that this Settlement Agreement is inappropriate, improper or inadequate.

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XV.  EFFECTIVE DATE

43.           The effective date of this Settlement Agreement shall be the date upon which EPA issues written notice to Settling Parties that the public comment period pursuant to Section XIV has closed and that comments received, if any, do not require modification of or EPA withdrawal from this Settlement Agreement.

STIPULATED, AGREED TO, AND APPROVED FOR ISSUANCE

FOR U.S. ENVIRONMENTAL PROTECTION AGENCY

By:	/s/ Chris D. Field	June 18, 2009
	Chris D. Field, Unit Manager Emergency Response Unit Environmental Cleanup Office	Date

FOR THE GOLDFIELD CORPORATION

By:	/s/ John H. Sottile	April 23, 2009
	John H. Sottile, President	Date

FOR COMBUSTION ENGINEERING, INC.

By:	/s/ R. Keith Knauerhaus	April 27, 2009
Date

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Appendix A

October 11, 2007 Action Memorandum

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Appendix A

United States Environmental Protection Agency
Region 10 1200 Sixth Avenue Seattle, Washington 98101 11 October 2007

Reply To
Attn Of:                      Coeur d’Alene Field Office
1910 Northwest Boulevard, Suite 208
Coeur d’Alene, Idaho 83814

MEMORANDUM

SUBJECT:	Request for a Removal Action to be Conducted at the Anderson-Calhoun Mine/Mill, Stevens County, Washington

FROM:	Earl Liverman, On-Scene Coordinator

THRU:	Chris D. Field, Unit Manager

Emergency Response Unit, Office of Environmental Cleanup

TO:	Daniel D. Opalski, Director

Office of Environmental Cleanup

I.           PURPOSE

The purpose of this action memorandum is to request and document approval of the proposed non-time-critical removal action described herein for the Anderson-Calhoun Mine/Mill (Site), Stevens County, Washington.  The proposed removal action is expected to be a potentially responsible party (PRP) funded action.  The PRPs consist of Combustion Engineering, Blue Tee Corporation, and the Goldfield Corporation (hereinafter collectively referred to as the Respondents).  The proposed removal action will be conducted with oversight by the U.S. Environmental Protection Agency (EPA) and the State of Washington Department of Ecology (Ecology), to ensure that the actions to be conducted are protective of public health and the environment, and that the actions are in compliance with any settlement agreement.

This action meets the criteria for initiating a removal action under the National Contingency Plan (NCP), 40 CFR § 300.415.

II.           SITE CONDITIONS AND BACKGROUND

The CERCLIS ID No. is WAN001002309 and the Site ID No. is 109H.

A.           Site Description

1.           Removal site evaluation

The Anderson-Calhoun Mine/Mill is a former lead and zinc mine and mill.  Mineral exploration, mining, and milling activities were conducted between 1910 and the early 1980s.  In the early 1980s, barite that was mined in the Flagstaff Mountain area (west of Lake Roosevelt, approximately 3 miles southwest of Northport, Washington) was processed at the mill on the Site.  The mill has generally been abandoned since the barite processing ended.  Stevens County involuntarily acquired the Site due to tax delinquency in the mid-1990s.  The Site was subsequently acquired by an individual through a tax sale.

Historic mining-related features at the Site include two small open pits used to mine zinc ores, the remains of a flotation mill used to process zinc and barite ores, a tailings impoundment used to contain the resides from processing of zinc and barite ores, and associated mining and milling infrastructure.

2.           Physical location

The Anderson-Calhoun Mine/Mill is located in northeast Washington within the western three-quarters of section 2, the eastern half of section 3, portions of the northern half of section 10, and the northwest quarter of section 11, township 39 north, range 41 east of the Willamette meridian in Stevens County, WA (48°55’9.84”N, 117°35’28.7”W).  The entire Site is approximately 200 acres; the area affected by former operations is approximately 92 acres.

Surrounding Land Use and Distance to Nearest Populations

The area near the Site is rural.  Forestry, livestock grazing, mining, and localized agriculture are principal uses.  The area around the Site is used for recreational activities and for hunting in the fall.  During the winter months when snow covers the Site, recreational activities change to cross-country skiing and related outdoor activities.

There are several single-family residences nearby the Site.

Vulnerable or Sensitive Populations, Habitats, and Natural Resources

The Site lies at the headwaters of North Fork Deep Creek.  The creek flows from north to south through the Site to Deep Lake, which drains via Deep Creek to the Columbia River.  In the Site Area, the creek has been channelized to accommodate the tailings impoundment and other Site features.  Other surface water resources located on the

Site include the two flooded mine pits, an evaporation pond and a pond that has formed on the tailings impoundment.

Threatened and endangered (T&E) species that could be present in the Site include the grey wolf (Canis lupis), bald eagle (Haliaeetus leucoephalus), grizzly bear (Ursus arctos), and Canada lynx (Lynx canadensis).

The Washington Department of Fish and Wildlife (WDFW) lists the same Federal T&E species, and does not identify any candidate or sensitive species in the Site area.  The WDFW identifies wetlands as a priority habitat present in the Site area.  Within the south portion of the Site and below the confluence with Silver Creek, North Fork Deep Creek is identified as a Washington State priority resident fish stream.

3.           Site characteristics

The Site is currently inactive.  Historic mining-related features at the Site include two small open pits used to mine zinc ores, the remains of a flotation mill used to process zinc and barite ores, a 43-acre tailings impoundment used to contain the residues from the processing of zinc and barite ores, and associated mining and milling infrastructure.

4.           Release or threatened release into the environment of a hazardous substance, or pollutant or contaminant

The contaminants of concern – barium, cadmium, lead, selenium, and zinc – are potential hazardous substances or pollutants or contaminants as defined by sections 101(14) and 101(33) of the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601(14) and (33).

Ecology and Environment 2002

Ecology and Environment, Inc. (E&E) collected surface soil, sediment, and water samples from the Site for USEPA in September 2001 as part of a Preliminary Assessment and Site Inspection (PA/SI) of Upper Columbia River Mines and Mills in Stevens County, Washington.1 This inspection reported elevated concentrations of metals in the tailings located in the tailings impoundment and in soil and sediment near the former mill.  The inspection also identified numerous 55-gallon drums in the mill area, oil-filled transformers and other electrical equipment, a fuel storage tank and stained soil associated with these structures.

USEPA 2002

A removal site evaluation conducted by EPA in September 2002 identified numerous drums and containers across the site, as well as a large number of transformers and

1 Ecology and Environment, Inc. (E&E) 2002.  Preliminary Assessments and Site Inspections Report, Upper Columbia River Mines and Mills, Stevens County, Washington.

other electrical equipment.2  A limited screening of surface soil metal concentrations in the vicinity of the mill was also conducted as part of a removal evaluation.  The screening found elevated concentrations of metals in soils.

USEPA 2007

An Engineering Evaluation/Cost Analysis (EE/CA)3 was prepared pursuant to an Administrative Order on Consent (AOC).  No. 10-2004-0076 (5 August 2004) between -the Respondents and EPA.  Sample locations and environmental data are presented in Figures 3, 4, and 5, and Tables 1 through 19 of the EE/CA.

5.           NPL status

The Site is not listed on the National Priorities List (NPL) nor has the Site been proposed for the NPL.

6.           Maps, pictures, and other graphic representations

The Site location is shown in Figure 1 and the Site plan is shown in Figure 2 of the project EE/CA.

B.           Other Actions To Date

1.           Previous actions

USEPA conducted a time-critical removal action at the Site from 27 October 2002 through 3 November 2002.4 Response activities included: removal and off-site disposal of drums and containers containing hazardous and non-hazardous substances; removal and off-site disposal of water contaminated with diesel fuel and other flammable liquids; removal and off-site disposal of oil contained in transformers and other electrical equipment, as well as transformer carcasses; and removal and off-site disposal of chemicals contained in bottles and jars associated with the assay lab dump.

2.           Current actions

There are no actions currently being implemented at the Site.

  2 USEPA 2002. Action Memorandum: Request for a Time-Critical Removal Action - Anderson-Calhoun Mine/Mill, Leadpoint, Stevens County, Washington. Memorandum from Earl Liverman, On-Scene Coordinator, to Michael F. Gearheard, Director, Region 10 Environmental Cleanup Office. 23 September 2002.

3 USEPA 2007. Engineering Evaluation/Cost Analysis, Anderson-Calhoun Work Group, Anderson Calhoun Mine, Colville, Washington.

4 Herrera Environmental Consultants (Herrera) 2003. Removal Action Report, Anderson-Calhoun Mine/Mill Site, Leadpoint, WA.

C.           State and Local Authorities’ Roles

1.           State and local actions to date

The State of Washington Department of Ecology (Ecology) (and the U.S. Fish and Wildlife Service [USFWS]) have been involved with review and oversight of conduct of the project EE/CA.

2.           Potential for continued State/local response

EPA and the Ecology are expected to remain actively involved in negotiations with the Respondents.

3.           Colville Confederated Tribes

The Anderson-Calhoun Mine/Mill site is located in the Upper Columbia watershed.  EPA previously initiated formal government-to-government consultation with Colville Confederated Tribes for the watershed.  EPA staff has provided periodic updates to tribal staff about mining-related activities in the watershed, including the Anderson-Calhoun Mine/Mill.

III.	THREATS TO PUBLIC HEALTH OR WELFARE OR THE ENVIRONMENT, AND STATUTORY AND REGULATORY AUTHORITIES

The current conditions at the Anderson-Calhoun Mine/Mill site meet the following factors which indicate that the Site is a threat to the public health or welfare or the environment, and a removal action is appropriate under Section 300.415(b)(2) of the NCP.  Any or all of these factors may be present at a site, and any one of these factors may determine the appropriateness of a removal action.

A streamlined risk evaluation was conducted as part of the EE/CA.  Potentially applicable risk-based concentrations for human and ecological receptors are shown in Tables 20 and 21 of the EE/CA, and the potential adverse human health and ecological effects attributable to the Site soils and sediments are shown in Table 22 of the EE/CA.

A.           Threats to Public Health or Welfare

The streamlined risk evaluation assessed three exposure scenarios – future on-site resident, future industrial/construction worker, and recreational visitor/trespasser.

1.           Exposure to nearby human populations, animals, or the food chain from hazardous substances, pollutants or contaminants (300.415[b][2][i])

The elevated concentrations of barium (Ba), cadmium (Cd), lead (Pb), and zinc (Zn) found in soils and sediments and unlimited access, indicate that the air (inhalation) and soil (ingestion) human exposure pathways exist.  Nearby residents, recreationists, and/or trespassers could be exposed to the contaminants.  There is widespread evidence of Site use, including all-terrain vehicle tracks, motorcycle tracks, spent ammunition casings, and acts of vandalism.  The potential for exposure is elevated further because of unrestricted Site access and the attractiveness of visiting the remnants of aboveground mining structures.

2.           High levels of hazardous substances or pollutants or contaminants in soils largely at or near the surface that may migrate (300.415[b][2][iv])

Approximately two-thirds of the surface of the tailings impoundment is unvegetated, thus the tailings are susceptible to migration because of water- and wind-borne influences.  Samples were collected at the surface (0 to 4 inches) from four of six test pits excavated at the tailings impoundment.  Barium was detected at the following concentrations: 304, 72,000, 75,000, and 104,900 milligrams per kilogram (mg/kg).  The Washington State Department of Ecology Model Toxics Control Act (MTCA) Cleanup Regulation Method B soil cleanup level for unrestricted land uses for Ba is 16,000 mg/kg.

3.           Weather conditions that may cause hazardous substances, pollutants or contaminants to migrate or to be released (300.415f[b][2][v])

The climate of the Site is maritime-influenced and receives 30 to 80 inches of precipitation per year, with most of the precipitation occurring as snow.  During the springtime snow melt, rainfall or other run-off inducing events tend to spread the contaminated materials further from the site.  The warmer temperatures and dry weather typical in the summer and fall months in and near the site contribute to wind-borne dispersal of mine contaminants.  The average wind speed during the summer months in the vicinity of the Site is likely 8 to 10 miles per hour.

B.           Threats to the Environment

1.           Exposure to nearby human populations, animals, or the food chain from hazardous substances, pollutants or contaminants (300.415[b][2][i])

Ecological receptors, including avian, mammalian, and plant receptors, could become exposed to elevated site contaminants, including Ba, Cd, Pb, Se, and Zn and diesel range petroleum organics found in soils and sediments through direct contact with mine waste contaminated materials and with water and sediments contaminated by mine-waste materials; ingestion of mine-waste materials and wafer and sediments contaminated by mine-waste materials; and ingestion of contaminated food (e.g., sediment- or soil-dwelling insects, vegetation).

2.           Actual or potential contamination of drinking water supplies or sensitive ecosystems (300.415[b][2][ii])

As discussed above in Section II(A)(2), T&E species could be present in the Site.  Moreover, the tailings impoundment is situated immediately adjacent to wetlands and surface water, and other contaminated areas are found nearby these features.  The WDFW identifies wetlands as a priority habitat present in the Site area.  Within the south portion of the Site and below the confluence with Silver Creek, North Fork Deep Creek is identified as a Washington State priority resident fish stream.

3.           High levels of hazardous substances or pollutants or contaminants in soils largely at or near the surface that may migrate (300.415[b][2][iv])

As discussed above in Section III(A)(2), approximately two-thirds of the surface of the tailings impoundment is unvegetated and elevated concentrations of Ba were detected in surface soils at the tailings impoundment.  During the springtime snow melt, rainfall or other run-off inducing events tend to spread the contaminated materials further from the Site.  The warmer temperatures and dry weather typical in the summer and fall months in and near the site contribute to wind-borne dispersal of mine contaminants.

IV.           ENDANGERMENT DETERMINATION

Actual or threatened releases of hazardous substances from this Site may present an imminent and substantial endangerment to public health, welfare, or the environment.

V.           PROPOSED ACTIONS AND ESTIMATED COSTS

The following is a brief summary of the proposed response action.  Detailed descriptions are found in Section 4.0 of the project EE/CA.

A.           Proposed Actions

1.           Proposed action description

Engineering and Institutional Controls

Engineering and institutional controls (ICs) will regulate access to and use of the Site.  Moreover, LICs will also enhance the effectiveness and protectiveness of other physical actions.  As appropriate, engineering controls may include signage, fencing or other barriers.  ICs may include environmental covenants and other land use restrictions.

Excavation and Containment

Potential threats to human health will be addressed through excavation of contaminated materials from the mill area, including area surface soils, the tailings/ore piles south of the mill building, the oil-stained area southeast of the mill building, and the staged underground storage tank soils near the mill building.  The mine waste contaminated materials will be excavated to a concentration not to exceed the MTCA Method A or Method B soil cleanup levels for unrestricted land uses for Ba (16,000 mg/kg), Cd (2 mg/kg), Pb (250 mg/kg), and Zn (24,000 mg/kg).  The total petroleum hydrocarbons (TPH) contaminated materials will be excavated to a concentration not to exceed the MTCA Method A soil cleanup levels for unrestricted land uses for TPH for Diesel Range Organics (2,000 mg/kg) and Heavy Oils (2,000 mg/kg).  The excavated materials will be consolidated at the tailings impoundment beneath a protective barrier consisting of six inches of clean soil material and six inches of surface armor rock.  All areas affected by excavation will be graded to control for surface water run-on and run-off.

Potential threats to the environment will be addressed by placing a protective barrier consisting of 12 inches of clean soil material over contaminated sediments found in the tailings impoundment pond.  In addition, the wetlands found along the west and south sides of the tailings impoundment and immediately south of the mill area will be filled with clean, local rock, where warranted by contaminant concentrations.  The pond would be vegetated with native plant species to accelerate re-establishment of the wetland, and the wetlands filled with rock would be mitigated by creating new wetlands (at a 1:1 ratio) south of the tailings impoundment.  Large woody debris (LWD) would be placed along the perimeter of the impoundment to protect the surface of the impoundment.  Best Management Practices (BMPs) would be implemented during construction to protect workers, the community, and the environment from short-term construction impacts such as erosion, fugitive dust, and other similar potential impacts.

Long-term Monitoring and Maintenance

A long-term monitoring and maintenance program will be implemented to ensure the continuing effectiveness of the removal action, particularly with respect to surface water and ground water, and to monitor site conditions.  As part of the monitoring program, annual or episodic inspections of capped and rock filled areas, as well as existing drainage systems would be evaluated for functionality, and the soil cover placed on the tailings pond would be cored at several locations, inspected for clean soil cover thickness, and analyzed to verify that the contaminants of concern remain adequately contained.

2.           Contribution to remedial performance

The response action may be the first’ and only action, or one of a series of actions depending on post-removal activities such as those necessary to maintain the protectiveness of the cleanup to prevent, minimize, or mitigate damage to public health or welfare or the environment.  If future actions are required, the proposed removal action should not impede those actions based upon available information.

3.           Description of alternative technologies.

A thorough identification and analysis of response alternatives, including screening criteria assessment, is found in Sections 4.0 and 5.0 of the project EE/CA.

4.           EE/CA

A notice of availability and brief description of the EE/CA was published in the Spokesman-Review and the Colville Statesman-Examiner on 26 June 2007.  A 30-day public comment period was held from 27 June 2007 through 26 July 2007, during which one written comment was received.  The EE/CA Responsiveness Summary is attached.  Other supporting documentation are found in the project administrative record.

5.           Applicable or relevant and appropriate requirements

Applicable or relevant and appropriate requirements (ARARs) are defined in CERCLA Section 121 and the NCP [40 CFR Part 300].  “Applicable” requirements are those cleanup standards and other environmental protection requirements promulgated under federal or state law that specifically address a hazardous substance, pollutant, contaminant, location, response action, or other circumstance at a site.  While not applicable to a particular circumstance at a CERCLA site, “relevant and appropriate” requirements address problems or situations sufficiently similar to those encountered at a site that their use is well suited to the site.  ARARs fall into three broad categories, based on the manner in which they are applied: chemical-, action-, and location-specific.  In general, only the substantive requirements of an ARAR must be implemented at site.

Chemical-specific ARARs include requirements that regulate the release to, or presence in, the environment of materials with certain chemical or physical characteristics, or containing specified chemical compounds.  The requirements are usually either health- or risk-based numerical values or, methodologies that establish the acceptable amount or concentration of a chemical that may remain in or be discharged to the environment.  Action-specific ARARs set performance, design, or similar controls or restrictions on particular kinds of activities related to the management of hazardous substances, pollutants, or contaminants.  The ARARs are activated by the particular response action selected for implementation, and indicate how, or to what level, the alternative must achieve the requirements.  Location-specific ARARs relate to the geographic or physical position of the site.  Response actions may be restricted or precluded depending on the location or characteristics of the site and the requirements that apply to it.  Location-specific ARARs may apply to actions in natural or man-made features.  Examples of natural site features include wetlands and floodplains.  An example of a man-made feature is an archaeological site.

To-be-Considered Materials (TBCs) are non-promulgated criteria, advisories, guidance, and proposed standards issued by federal, state, or tribal governments that, although not legally enforceable, may be helpful in establishing protective cleanup levels and, developing, evaluating, or implementing remedy alternatives.  If no ARARs address a particular chemical or situation, or if existing ARARs do not provide adequate information, TBCs may be available for use in developing remedial alternatives.

Under CERCLA, State of Washington cleanup standards, standards of control, and other substantive environmental protection ‘‘requirements, criteria, or limitations promulgated by the State of Washington are potential ARARs.  Determination of whether these State of Washington standards, requirements, criteria, and limitations become ARARs is conducted using the eligibility criteria set forth in Section 121 of CERCLA (i.e., the requirements are promulgated, legally enforceable, generally applicable, more stringent than federal requirements, and identified in a timely manner).  MTCA sets forth various ways to determine the numeric values for ARARs (i.e., cleanup levels) for surface water, groundwater, and soil.  This includes using tables with cleanup standards for individual contaminants (WAC 173-340-704) and methods for addressing multiple contaminants and pathways (WAC 173-340-705, -706, and -708).

Potential Chemical-Specific ARARs

Chemical-specific ARARs may generally include Maximum Concentration Levels (MCLs) promulgated under the Safe Drinking Water Act and incorporated into state standards.  However, the scope of the proposed response action for the Anderson-Calhoun Mine/Mill Site does not include treatment of contaminated groundwater.  See NCP at 40 CFR 300.415(j)(2) (in determining whether compliance with ARARs is practicable, lead agency may consider scope of the removal action).  As such, established federal and state standards for drinking water and groundwater will not be considered ARARs for purposes of this EE/CA.

Washington State Model Toxics Control Act [RCW 70.105D; WAC 173-340].  MTCA, including WAC 173-340-740 (unrestricted land use soil cleanup standards), -745 (industrial, cleanup standards), and -7490 through -7494 (terrestrial ecological evaluation), is a potential ARAR under CERCLA and is applicable to soils across the Site under state law.

Potential Action-Specific ARARs

Resource Conservation and Recovery Act [42 USC § 6901], Subtitle C - Hazardous Waste Management [40 CFR Parts. 260 to 279].  Federal hazardous waste regulations specify hazardous waste identification, management, and disposal requirements.  However, pursuant to the Bevill Amendment, 42 USC § 6921(b)(3)(A), solid wastes from the extraction, beneficiation, and some processing of ores and minerals are excluded from RCRA Subtitle C requirements.  However, certain of these requirements may be relevant and appropriate to ensure the safe management of some solid wastes, including principal threat materials (e.g., metal concentrates).  RCRA Subtitle C elements that may be relevant and appropriate may include, for example, selected portions of the requirements for design and operation of a hazardous waste landfill, 40 CFR Part 264, Subpart N.  For the management of RCRA hazardous wastes that are not Bevill-exempt, applicability of Subtitle C provisions depend on whether the waste are managed within an Area of Contamination (AOC).  55 FR 8760 (Mar. 8, 1990).  Applicable or relevant and appropriate requirements of RCRA Subtitle C (or the state equivalent) may be satisfied by off-site disposal, consistent with the Off-Site Rule, 40 CFR 300.440.  RCRA Subtitle C also provides treatment standards for debris contaminated with hazardous waste (“hazardous debris”), 40 CFR 268.45, although the lead agency may determine that such debris is no longer hazardous, consistent with 40 CFR 261.3(f)(2), or equivalent state regulations.  The particular provisions of Subtitle C that are applicable or relevant and appropriate for discrete response actions will be identified through the remedial design process.  Where Washington has an authorized state hazardous waste program (RCW 70.105; Chapter 173-303 WAC), it applies in lieu of the federal program.

Resource Conservation and Recovery Act. [42 USC § 6901], Subtitle D - Managing, Municipal and Solid Waste.  [40 CFR Parts 257 and 258].  Subtitle D of RCRA establishes a framework for controlling the management of non-hazardous solid waste.  Subtitle D is potentially applicable to solid waste generation and management at the Site.

Washington State Hazardous Waste Management Act and Dangerous Waste Regulations [RCW 70.105; Chapter 173-303 WAC].  Washington State Dangerous Waste regulations govern the handling and disposition of dangerous waste, including identification, accumulation, storage, transport, treatment, and disposal.  Washington State has not adopted an exemption for certain mining wastes (such as the Bevill Amendment) from regulation under RCRA Subtitle C.5  The Dangerous Waste regulations are potentially applicable to generating, handling, and managing dangerous waste at the Site, and would be potentially relevant and appropriate even if dangerous wastes are not managed during remediation.

Washington State Solid Waste Handling Standards [RCW 70.95; Chapter 173-350 WAC].  Washington State Solid Waste Handling Standards apply to facilities and activities that manage solid waste.  The regulations set minimum functional performance standards for proper handling and disposal of solid waste; describe responsibilities of various entities; and stipulate requirements for solid waste handling facility location; design, construction, operation, and closure.  The tailings and waste rock piles at the Site are landfills that contain solid wastes.  Substantive requirements for closure and post-closure of limited purpose landfills (WAC 173-350-400) are potential ARARs.  This regulation is also potentially applicable or relevant and appropriate for management of excavated soil or debris that will be generated during the Site cleanup.

Clean Water Act--National Pollution Discharge Elimination System [33 USC § 1342].  The State Department of Ecology has been delegated the authority under the federal Clean Water Act to carry out the NPDES program in the State of Washington.  The NPDES regulations establish requirements for point source discharges and storm water runoff.  In particular for the Site, these regulations are potentially applicable for any point source discharge of contamination to surface water, including storm water runoff at the Site.  If response activities at the Site involve clearing, grading, excavating, or other response activities that will disturb more than one acre of land resulting in storm water discharges, such activities must comply with the substantive requirements for a Construction Stormwater General Permit to prevent or minimize the discharge of pollutants in storm water runoff from the disturbed areas to waters of the United States.

Federal Water Pollution Control Act--Discharge of Dredge and Fill Materials - [Clean Water Act; 33 USC § 1344, Section 404].  Section 404 of the CWA establishes a program to regulate the discharge of dredged and fill materials into the waters of the United States, including wetlands.  The substantive provisions of this requirement are potentially applicable to response actions involving dredging, filling, diversion, and/or construction in streams or wetlands at the Site.

Aquatic Lands Management Washington State [RCW 79.90; Chapter 332-30 WAC].  The Aquatic Lands Management law develops criteria for managing state-owned aquatic lands.  Aquatic lands are to be managed to promote uses and protect resources as specified in the regulations.  While not directly applicable to the Site, the criteria in the Aquatic Lands Management are potentially relevant and appropriate to response actions involving North Fork Deep Creek.

Washington Clean Air Act and Implementing Regulations [WAC 173-400-040(8)].  This regulation is potentially relevant and appropriate to response actions at the Site.  It requires the owner or operator of a source of fugitive dust to take reasonable precautions to prevent fugitive dust from becoming airborne and to maintain and operate the source to minimize emissions.

General Regulations for Air Pollution Sources - Washington State [RCW 70.94; Chapter 173-400 WAC].  The purpose of these regulations is to establish technically feasible and reasonably attainable standards, and to establish rules generally applicable to the control and/or prevention of the emission of air contaminants.  Depending on the response action selected, these regulations are potentially applicable to the Site (e.g., generation of fugitive dust during remediation of soil and tailings, or emissions from equipment).

Potential Location-Specific ARARs

National Historic Preservation Act [16 USC § 470f; 36 CFR Parts 60, 63, 800].  The National Historic Preservation Act (NHPA) and implementing regulations require federal agencies to consider the possible effects on historic sites or structures of any actions proposed for federal funding or approval.  Historic sites or structures are those included on or eligible for the National Register of Historic Places (NRHP), generally older than 50 years.  If an agency finds a potential adverse effect on historic sites or structures, such agency must evaluate alternatives to “avoid, minimize, or mitigate” the impact, in consultation with the State Historic Preservation Office (SHPO).  The NHPA and implementing regulations are potentially applicable to response actions such as demolition of old mine or mill structures on the Site.  In consultation with the SHPO, unavoidable impacts on historic sites or structures may be mitigated through such means as taking photographs and collecting historic records.

Archaeological Resources Protection Act [16 USC § 470aa et seq.; 43 CFR Part 7].  The Archaeological Resources Protection Act (ARPA) and implementing regulations prohibit the unauthorized disturbance of archaeological resources on public or Indian lands.  Archaeological resources are “any material remains of past human life and activities which are of archaeological interest,” including pottery, baskets, tools, and human skeletal remains.  The unauthorized removal of archaeological resources from public or Indian lands is prohibited without a permit, and any archaeological investigations at a site, must be conducted by a professional archeologist.  ARPA and implementing regulations are applicable for the conduct of any selected response actions that may result in ground disturbance.

Native American Graves Protection and Reparation Act [25 USC § 3001 et seq. 43 CFR Part 10].  The Native American Graves Protection and Repatriation Act (NAGPRA) and implementing regulations are intended to protect Native American graves from desecration through the removal and trafficking of human remains and “cultural items” including funerary and sacred objects.  The requirements of this Act must be followed when graves are discovered or ground-disturbing activities encounter Native American burial sites.  This Act is potentially applicable to the Site where response actions involve disturbance/alteration of the ground and/or site terrain.

Endangered Species Act [16 U.S.C §§ 1531 - 1544; 50 CFR Parts 17, 402].  The Endangered Species Act (ESA) protects species of fish, wildlife, and plants that are listed as threatened or endangered with extinction.  It also protects designated critical habitat for listed species.  The Act outlines procedures for federal agencies to follow when taking actions that may jeopardize listed species, including consultation with resource agencies.  The requirements of this Act are potentially applicable to the Site since listed threatened or endangered species habitat areas will, or could, be impacted by response action.  Consistent with ESA Section 7, if any federally designated threatened or endangered species are identified in the vicinity of remediation work, and the action may affect such species and/or their habitat, EPA will consult with USFWS to ensure that response actions are conducted in a manner to avoid adverse habitat modification and jeopardy to the continued existence of such species.

Migratory Bird Treaty Act (MBTA), 16 USC § 703 et seq.  The MBTA makes it unlawful to “hunt, take, capture, kill” or take various other actions adversely affecting a broad range of migratory birds, including tundra swans, hawks, falcons, songbirds, without prior approval by the U.S. Fish and Wildlife Service.  (See 50 CFR 10.13 for the list of birds protected under the MBTA.).  Under the MBTA, permits may be issued for take (e.g., for research) or killing of migratory birds (e.g., hunting licenses).  The mortality of migratory birds due to ingestion of contaminated sediment is not a permitted take under the MBTA.  The MBTA and its implementing regulations are potentially relevant and appropriate for protecting migratory bird species identified.  The selected response action will be carried out in a manner that avoids the taking or killing of protected migratory bird species, including individual birds or their nests or eggs.

Executive Order 11,990 - Protection of Wetlands.  Executive Order 11,990 requires that potential impacts to wetlands be considered, and as practical, destruction, loss, or degradation of wetlands be avoided.  EPA promulgated regulations to implement this Executive Order under 40 CFR Part 6.  The requirements of this Executive Order are potentially relevant and appropriate to response actions that take place within the Site wetlands.

6.           Project schedule

An exact project schedule has not yet been determined nor submitted by the Respondents.  However, the project is estimated to require 6 to 8 weeks when implemented.

B.           Estimated Costs

An analysis of relative costs of the proposed actions is found in Table 23 of the project EE/CA.  The cost for the proposed action is approximately $1.5 million.

VI.	EXPECTED CHANGE IN THE SITUATION SHOULD ACTION BE DELAYED OR NOT TAKEN

If the response action should be delayed or not taken:

•	Hazardous substances will remain as potential human health and ecological threats, based on inhalation and ingestion exposure pathways; and

•	Hazardous substances will remain a continuing source of solid and dissolved-phase contaminants.

VII.           OUTSTANDING POLICY ISSUES

None.

VIII.           ENFORCEMENT

Refer to attached enforcement addendum.

IX.           RECOMMENDATION

This decision document presents the selected removal action for the Anderson-Calhoun Mine/Mill, Stevens County, Washington.  It is not inconsistent with the NCP.  This decision is based on the administrative record for the site.

Conditions at the site meet the NCP section 300.415(b)(2) criteria for a removal action and I recommend your approval for the proposed removal action.  The proposed response action is expected to be PRP funded; if so, funds will not come from the Regional removal allowance.

Approval:

Signature:

Date:	10/30/2007

Disapproval:

Signature:

Date:

Appendix B

[Site map for Anderson Calhoun Mine]

Anderson-Calhoun Mine and Mill Site
Administrative Order on Consent
Appendix B